                                                                    Exhibit 99.3

                [LETTERHEAD OF RP FINANCIAL, L.C. APPEARS HERE]




                                            May 28, 1997



Mr. Clarence E. Hamre
Chairman, President and Chief Excecutive Officer
Timberland Savings Bank, SSB
624 Simpson Avenue
Hoquiam, Washington 98550-0697

Dear Mr. Hamre:

     This letter sets forth the agreement between. Timberland Savings Bank SSB, Hoquiam, Washington ("Timberland Savings" or the "Bank"), and RP Financial, L.C. ("RP Financial") for certain conversion appraisal services pertaining to the Bank's mutual-to-stock conversion and simultaneous holding company formation. The specific appraisal services to be rendered by RP Financial are described below. These appraisal services will be rendered by a team of one to two senior consultants on staff and will be directed by the undersigned.


Description of Conversion Appraisal Services
--------------------------------------------

     Prior to preparing the valuation report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the Bank's operations, financial condition, profitability, market area, risks and various internal and external factors which impact the pro forma value of the Bank. RP Financial will prepare a written detailed valuation report of Timberland Savings which will be fully consistent with applicable regulatory guidelines and standard pro forma valuation practices. The appraisal report will include an in-depth analysis of the Bank's financial condition and operating results, as well as an assessment of the Bank's interest rate risk, credit risk and liquidity risk. The appraisal report will describe the Bank's business strategies, market area, prospectus for the future and the intended use of proceeds both in the short term and over the longer term. A peer group analysis relative to publicly-traded savings institutions will be conducted for the purpose of determining appropriate valuation adjustments relative to the group. We will review pertinent sections of the prospectus to obtain necessary data and information for the appraisal, including the impact of key deal elements on the appraised value, such as dividend policy, use of proceeds and reinvestment rate, tax rate, conversion expenses and characteristics of stock plans. The appraisal report will establish a midpoint pro forma value as well as the range of value. The appraisal report may be periodically updated throughout the conversion process and there will be at least one updated valuation prepared at the time of the closing of the stock offering.

RP Financial, LC.
Mr. Clarence E. Hamre
May 28, 1997
Page 2


     Timberland Savings at the above address in conjunction with the filing of the regulatory application. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates.

Fee Structure and Payment Schedule
----------------------------------

     Timberland Savings agrees to pay RP Financial a fixed fee of $20,000 for these services, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

       . $5,000 upon execution of the letter of agreement engaging RP Financial's appraisal services;

       .  $12,500 upon delivery of the completed original appraisal report; and

       . $2,500 upon completion of the conversion to cover all subsequent valuation updates that may be required.

     The Bank will reimburse RP Financial for out-of-pocket expenses incurred in preparation of the valuation. Such out-of-pocket expenses will likely include travel, printing, telephone, facsimile, shipping, computer and data services. RP Financial will agree to limit reimbursable expenses to a reasonable cap, subject to written authorization from the Bank to exceed such level.

     In the event Timberland Savings shall, for any reason, discontinue the proposed conversion prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, Timberland Savings agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after giving full credit to the initial retainer fee. RP Financial's standard billing rates range from $75 per hour for research associates to $250 per hour for managing directors.

     If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by Timberland Savings and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the conversion transaction requires the preparation by RP Financial of a new appraisal or financial projections.

RP Financial, LC.
Mr. Clarence E. Hamre
May 28, 1997
Page 3


Representations and Warranties
------------------------------

     Timberland Savings and RP Financial agree to the following:

     1. The Bank agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Bank to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if conversion is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Bank the original and any copies of such information.

     2. The Bank hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Bank's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

     3. (a) The Bank agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Bank to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Bank to RP Financial; or (iii) any action or omission to act by the Bank, or the Bank's respective officers, directors, employees or agents which action or omission is willful or negligent. The Bank will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by the Bank at the normal hourly professional rate chargeable by such employee.

          (b) RP Financial shall give written notice to the Bank of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which the RP Financial intends to base a claim for indemnification hereunder. In the event the Bank elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, RP

RP Financial, L.C.
Mr. Clarence E. Hamre
May 28, 1997
Page 4

Financial will be entitled to be paid any amounts payable by the Bank hereunder, together with interest on such costs from the date incurred at the annual rate of prime plus two percent within five days after the final determination of such contest either by written acknowledgement of the Bank or a final judgment of a court of competent jurisdiction. If the Bank does not so elect, RP Financial shall be paid promptly and in any event within thirty days after receipt by the Bank of the notice of the claim.

        (c) The Bank shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Bank: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder, and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or be is not entitled to such indemnification.

        (d) In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

     It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Bank in one or more additional capacities, and that the terms of the original engagement may be embodied in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of RP Financial's engagement(s). This agreement constitutes the entire understanding of the Bank and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

     Timberland Savings and RP Financial are not affiliated, and neither Timberland Savings nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

RP Financial, LC.
Mr. Clarence F. Hamre
May 28, 1997
Page 5

                            * * * * * * * * * * *


     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $5,000.


                                       Sincerely,

                                       Ronald S. Riggins



                                       Ronald S. Riggins
                                       President and Managing Director


Agreed To and Accepted by:     Clarence E. Hamre  Clarence E. Hamre
                                                -------------------------------
                               Chairman, President and Chief Executive Officer

Upon Authorization by the Board of Directors For:  Timberland Savings Bank, SSB
                                                   Hoquiam, Washington


Date Executed:       6/12/97
              ---------------------